Exhibit 12.2
                                                                       9/30/98


                              THE SOUTHERN COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1997 and the twelve months ended June 30, 1998

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

                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                          Ended
                                                                      Year ended December 31,                            June 30,
                                            ======================================================================    ============
                                                1993          1994           1995          1996           1997             1998
                                            -----------------------------------Thousands of Dollars-------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges           $1,826,864     $1,756,149     $1,900,288    $1,944,144    $ 2,037,380     $ 2,242,758
      Currently payable  federal & state
        income taxes                           484,926        685,047        656,519       651,213        650,939         679,330
      Deferred  federal & state income
        taxes, net                             209,376         (3,881)        86,938        56,603         23,959          (4,233)
      Other income taxes, net                  (17,535)         4,145         25,194        49,802        164,177         170,207
      AFUDC - Debt funds                        13,251         18,123         20,267        19,073         14,053          11,071
                                            -----------    -----------    -----------   -----------   ------------    ------------
         Earnings  as defined               $2,516,882     $2,459,583     $2,689,206    $2,720,835    $ 2,890,508     $ 3,099,133
                                            ===========    ==========    ===========   ===========   ============    ============


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt             $  594,746     $  567,120     $  557,199    $  530,067    $   679,696     $   715,101
   Interest  on interim  obligations            29,831         33,401         62,693       107,008        111,694         117,702
   Amort of debt discount, premium &
       expense, net                             26,295         29,911         43,960        33,184         34,233          58,351
   Other interest  charges                      87,086         46,945         52,712        68,099        182,827         225,841
                                            -----------    ----------    -----------   -----------   ------------    ------------
         Fixed charges as defined              737,958        677,377        716,564       738,358      1,008,450       1,116,995
Tax  deductible   preferred  dividends           4,069          3,775          3,775         3,775          2,918           2,362
                                            -----------    ----------      ---------     ---------     ----------    ------------
                                               742,027        681,152        720,339       742,133      1,011,368       1,119,357
                                            -----------    ----------    -----------   -----------   ------------    ------------
Non-tax  deductible  preferred  dividends       89,398         83,614         84,482        80,841         39,823          22,196
Ratio  of net income  before  taxes to net
 income                                     x    1.614     x   1.625     x     1.638         1.619    x     1.804    x      1.744
                                            -----------    ----------    -----------   -----------   ------------    ------------
Pref  dividend  requirements  before
 income  taxes                                 144,288       135,873         138,382       130,882         71,841          38,710
                                            -----------    ----------    -----------   -----------   ------------    ------------
Fixed  charges  plus  pref  dividend
 requirements                               $  886,315       817,025      $  858,721    $  873,015    $ 1,083,209     $ 1,158,067
                                            ===========    ==========    ===========   ===========   ============    ============

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS              2.84          3.01            3.13          3.12           2.67            2.68
                                                  ====          ====            ====          ====           ====            ====
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